Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

TIDS SETTLEMENT AGREEMENT AND MUTUAL RELEASE (the "Agreement"), is made and entered into as of this 29th day of January 2018, by and between Caro Partners LLC., a Florida corporation, with offices at I005 Indiantown Road, Suite 202, Jupiter, Florida 33458 ("Caro" or the "Consultant"), and Drone USA Inc., with offices at 16 Hamilton Street, West Harford Connecticut 06516 the "Company") (together the "Parties").

WHEREAS, Consultant is in the business of providing services for management consulting, business advisory, shareholder information and public relations; and has done so for a period of one year from the dated original signed agreement dated 12/16/2016. Under the terms of the agreement, the consultant was due restricted shares of stock and a monthly fee that was not paid for the full year of services.

WHEREAS, the Parties to this Agreement, in order to avoid the further expense, delay, and the uncertainties of litigation, desire to buy peace and settle all claims that the Parties have or may have, one against the other, including, but not limited to, those that were raised or could have been raised by any Party to this Agreement. ·

NOW, THEREFORE, in consideration of the promises and covenants contained in this Agreement, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

Payment. Drone USA will pay $30,000.00 to Caro Partners LLC by February 2nd, 2018 with an additional payment of $3,000 a month due by the 29st of every month for ten months as scheduled below. The last tranche of 400,000 shares issued to Caro Partners goes back to Drone USA

February 29, 2018	$3000.00	July 29, 2018	$3000.00
March 29th 2018	$3000.00	August 29, 2018	$3000.00
April 29th 2018	$3000.00	September 29, 2018	$3000.00
May 29th 2018	$3000.00	October 29, 2018	$3000.00
June 29th, 2018	$3000.00	November 29, 2018	$3000.00

1.                   Caro Release. For such other valuable consideration, the sufficiency of which is hereby acknowledged and confessed, Caro hereby releases and forever discharges DRUS including all related corporations and legal entities, affiliates and all of DRUS's respective agents, servants, employees, officers, directors, shareholders, partners, insurers, attorneys, from any and all claims, actions, demands, rights, damages, costs, loss of profits, expenses, compensation, complaints, allegations, or causes of action of any kind whatsoever, at law or in equity, by statute or otherwise, which Caro now has or may have, known or unknown, now existing, directly or indirectly, that Caro may have against those persons and entities.

2.                  DRUS Release. For such other valuable consideration, the sufficiency of which is hereby acknowledged and confessed, DRUS hereby releases and forever discharges Caro, including all of Caro's respective agents, servants, employees, partners, insurers, attorneys, from any and all claims, actions, demands, rights, damages, costs, loss of profits, expenses, compensation, complaints, allegations, or causes of action of any kind whatsoever, at law or in equity, by statute or otherwise, which DRUS now has or may have, known or unknown, now existing, directly or indirectly, that DRUS may have against those persons and entities.

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3.                   Confidentiality. The Parties agree that the terms of this Agreement will remain completely confidential. The Parties agrees that they will not disclose to any person or entity" except a spouse, legal counsel, tax advisors, or as required by law, the terms of this Agreement The parties may, however, state that they have settled their dispute without disclosing the terms of this agreement.

4.                   Non-Disparagement. The Parties agree that they will not communicate disparagingly about the other Party or agent of the either Party, but will merely say that "the case is settled."

5.                   Non-Assignment of Claims to Third-Party. By execution of this Agreement, each of the Parties hereby covenants and warrants that no claim, right or cause of action that they may now have or have had in the past against each other Party and/or the entities or persons set forth in the preceding release paragraphs, has previously been conveyed, assigned or in any manner transferred, in whole or in part, to any third-party. The Parties expressly represent, covenant, and warrant that they have full authority to release any and all claims that they may now have or may have had in the past concerning the Lawsuit, or claims which may have been brought therein.

6.                   Further Assurances. The Parties hereto agree to execute such other documents and take such other actions as may be reasonably necessary to further purposes of this Agreement, including dismissal paperwork.

7.                  Governing Law and Venue. This Agreement and any other documents referred to herein shall be governed by, construed and enforced in accordance with the laws of the State ofFlorida. Venue shall be Palm Beach County, Florida.

8.                  Benefit and Burden. This Agreement shall be binding upon and inure to the benefit of, the Parties hereto, and their respective heirs, executors, administrators, representatives, successors and assigns.

9.                  Entire Agreement. All agreements, covenants, representations and warranties, express or implie oral or written, of the Parties concerning the subject matter of this Agreement are contained herein. No other agreements, covenants, representation or warranties, express or implied, oral or written, have been made by any Party to any other Party concerning the subject matter of this Agreement and no Party is relying upon any representation which is not expressly set forth in this Agreement. All prior and contemporaneous conversations, negotiations, representations, covenants and warranties concerning the subject matter of this Agreement are merged herein. This is an integrated Agreement.

10.               Past Attorneys' Fees and Costs. Each Party shall bear its or her own attorneys' fees and costs incurred through the execution of this Agreement.

11.               Agreements and Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by each of the Parties affected thereby. No delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other further exercise of any right, remedy, or power provided herein or in law or in equity.

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12.               Voluntary Agreement. The Parties further represent, warrant and declare that they have carefully read this Agreement, had the opportunity to consult with independent counsel of their own choice, and their signatures below indicate that this Agreement was made freely and voluntarily by each of the Parties.

13.               Severability. If for any reason any provision of this Agreement is determined to be invalid or unenforceable, the remaining provisions of this Agreement nevertheless shall be construed, performed, and enforced as if the invalidated or unenforceable provision has not been included in the Agreement.

14.               Drafting. Drafting and negotiation of this Agreement have been participated in by each of the Parties, and for all purposes this Agreement shall be deemed to have been drafted jointly by each of the Parties.

15.              Compromise of Disputed Matters. All Parties agree that this is a complete compromise of matters involving disputed issues of law and fact. All Parties assume the risk that facts or law may be other than they believe. It is understood and agreed to by the Parties that this settlement is a compromise of doubtful and disputed claims, that the consideration and compliance with this Agreement is not to be construed as an admission of liability on the part of the Parties, and that this Agreement is entered into to avoid the expense and uncertainty of litigation.

16.              Counterparts. If this Agreement is executed in counterparts, each of which shall be deemed an original, all counterparts so executed shall constitute one agreement binding upon all of the Parties hereto, notwithstanding that all of the Parties are not signatory to the same counterpart. In addition, facsimile signatures will be acceptable and otherwise binding and enforceable on all the Parties hereto.

17.              Signatures. The Parties hereby acknowledge their agreement to the above-terms by their signatures below. The Parties represent and warrant that they have the capacity and that they have read this Agreement, have consulted with counsel, and signed this Agreement on their own behalf. It is expressly understood and agreed that the terms of this Agreement are contractual and not merely recitations and that the agreements herein contain, in any consideration transferred, or to compromise claims, avoid litigation, and buy peace.

DRONE USA, INC.

By:	/s/ Michael Bannon
President and CEO

Caro Partners, LLC

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